Exhibit 99.1

Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Twelve Months Ended December 31,
2014

HOUSTON, Texas – February 5, 2015 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and twelve months ended December 31, 2014. Including the non-cash charges and higher tax rate discussed below, the Company reported net income of $57.6 million, or $0.39 per share, for the fourth quarter of 2014, compared to net income of $16.6 million, or $0.11 per share, for the quarter ended December 31, 2013. Revenues for the fourth quarter of 2014 were $901 million, a quarterly record, compared to $659 million for the fourth quarter of 2013.

The financial results for the three months ended December 31, 2014 include a pretax non-cash impairment charge of $16.8 million related to the impairment of certain oil and natural gas properties. This non-cash charge reflects the reduction in carrying value of these properties resulting from lower commodity prices at December 31, 2014. This impairment charge, along with the increase in our effective tax rate discussed below, reduced the Company’s net income per share for the fourth quarter of 2014 by $0.14.

Including non-cash charges, the Company reported net income of $163 million, or $1.11 per share, for the twelve months ended December 31, 2014, compared to net income of $188 million, or $1.28 per share, for the twelve months ended December 31, 2013. Revenues for the twelve months ended December 31, 2014 were $3.2 billion, compared to $2.7 billion for the same period in 2013.

For the twelve months ended December 31, 2014, the financial results include the fourth quarter impairment charge as well as a pretax non-cash charge of $77.9 million that reflects the retirement in the third quarter of 55 mechanical rigs and the write-off of excess spare components. The financial results for the three and twelve months ended December 31, 2013 included a pretax non-cash charge of $37.8 million related to the retirement of 48 mechanical drilling rigs.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “Despite weaker commodity prices during the fourth quarter, our average rig count remained relatively flat compared to the third quarter. On average, our rig count in the United States increased by one rig sequentially to 210 rigs in the fourth quarter and our rig count in Canada decreased by one rig to nine rigs. Average rig margin per day increased $270 sequentially during the fourth quarter to $10,430 as average rig revenue per day increased $430 to $24,440.”

Mr. Hendricks added, “We completed six new APEX® rigs during the fourth quarter, bringing our APEX® rig fleet to 145 rigs at year end. As of December 31, 2014, we had term contracts for drilling rigs providing for approximately $1.5 billion of future dayrate drilling revenue. Based on contracts currently in place, we expect an average of 138 rigs operating under term contracts during the first quarter, and an average of 104 rigs operating under term contracts during 2015.

“In pressure pumping, we generated record quarterly revenues of $398 million, a sequential increase of $49.0 million, primarily due to the growth in our fleet from an acquisition and the delivery of a new frac spread early in the fourth quarter. With the increase in revenues and an improvement in gross margin, pressure pumping EBITDA during the fourth quarter increased by $16.0 million to a record $78.8 million.

“Based upon discussions with our customers, it became clear that our U.S. rig count was going to experience a meaningful decline beginning late in December 2014 and continuing through the first quarter of 2015. In anticipation of this decline, we developed and later implemented detailed plans to promptly scale down our U.S. drilling operating costs as rigs were released and stacked. As an example of our actions, our U.S. drilling rig count has declined 17% from its October 2014 peak and our headcount has decreased at a slightly higher rate. While headcount reductions are an unfortunate part of scaling down, we have approached this necessary step by working to retain our most experienced and best performing personnel.

“With regards to our pressure pumping business, the impact in January was limited, but we have taken steps to prepare this business for the lower activity levels. In both of our core businesses, we are continuing to work with our suppliers to ensure that our cost of materials and services are appropriate for lower levels of activity.

“We plan to reduce capex in 2015 approximately by 29% to $750 million. Part of this decrease is achieved by a reduction in our new APEX® rig manufacturing program from the previously announced plan of 8 rigs per quarter to a total of 16 new APEX® rig deliveries planned in 2015, all of which have term contracts,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “We ended the cyclical upturn with record quarterly revenue for the Company during the fourth quarter. And now, with the rapid decline in oil prices, the industry is faced with the reality of a cyclical downturn in drilling activity during 2015. The magnitude of this downturn as well as the duration are not yet known, but based on current market conditions, 2015 will be a challenging year for industry participants.

“We have weathered many downturns and believe that we have emerged from each of them stronger. As with prior cycles, it is important to be able to scale the business for lower activity levels, thereby appropriately sizing the cost structure and preserving financial flexibility. We have taken significant steps, and we will continue to do so, while also seizing upon the long-term opportunities this downturn will present for our company,” he concluded.

Bonus depreciation was reinstated for 2014 by the passage of the Tax Increase Prevention Act of 2014, in December.   In the fourth quarter, the Company utilized bonus depreciation to significantly lower its cash taxes owed for 2014 and has filed for a Federal income tax cash refund for $82 million of taxes paid during 2014.  Due to the interplay between the bonus depreciation deduction and another available deduction, the Company’s 2014 effective income tax rate for financial statement purposes increased to 36.0%.  The Company’s fourth quarter 2014 effective income tax rate for financial statement purposes increased to 41.7% from 32.4% for the first three quarters of the year, due to the tax law change during the fourth quarter.

The Company declared a quarterly dividend on its common stock of $0.10 per share, to be paid on March 25, 2015 to holders of record as of March 11, 2015.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended December 31, 2014 is scheduled for today, February 5, 2015 at 9:00 a.m. Central Time. The dial-in information for participants is 866-318-8616 (Domestic) and 617-399-5135 (International). The access code for both numbers is 70304521. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks. A telephonic replay will be available through February 9, 2015 at 888-286-8010 (Domestic) and 617-801-6888 (International) with the access code 55219101.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries operate land-based drilling rigs in oil and natural gas producing regions of the continental United States, and western and northern Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for our services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction; equipment specialization and new technologies; adverse industry conditions; adverse credit and equity market conditions; difficulty in building and deploying new equipment; difficulty in integrating acquisitions; shortages, delays in delivery and interruptions of supply of equipment, supplies and materials; weather; loss of, or reduction in business with, key customers; liabilities from operations; ability to effectively identify and enter new markets; governmental regulation; ability to realize backlog; and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Consolidated Condensed Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
REVENUES	$901,219	$658,772	$3,182,291	$2,716,034
COSTS AND EXPENSES
Direct operating costs	599,277	426,094	2,116,071	1,725,906
Depreciation, depletion, amortization and impairment	180,157	183,118	718,730	597,469
Selling, general and administrative	22,028	18,556	80,145	73,852
Net gain on asset disposals	(7,076)	(1,098)	(15,781)	(3,384)

Total costs and expenses	794,386	626,670	2,899,165	2,393,843

OPERATING INCOME	106,833	32,102	283,126	322,191

OTHER INCOME (EXPENSE)
Interest income	361	202	979	918
Interest expense	(8,395)	(7,149)	(29,825)	(28,359)
Other	—	911	3	1,691

Total other expense	(8,034)	(6,036)	(28,843)	(25,750)

INCOME BEFORE INCOME TAXES	98,799	26,066	254,283	296,441
INCOME TAX EXPENSE	41,216	9,475	91,619	108,432

NET INCOME	$57,583	$16,591	$162,664	$188,009

NET INCOME PER COMMON SHARE
Basic	$0.39	$0.12	$1.12	$1.29
Diluted	$0.39	$0.11	$1.11	$1.28
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	144,922	142,698	144,066	144,356

Diluted	145,593	144,170	145,376	145,303

CASH DIVIDENDS PER COMMON SHARE	$0.10	$0.05	$0.40	$0.20

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Contract Drilling:
Revenues	$492,132	$412,667	$1,838,830	$1,679,611
Direct operating costs	$282,087	$239,166	$1,066,659	$968,754
Margin (1)	$210,045	$173,501	$772,171	$710,857
Selling, general and administrative	$1,845	$1,323	$6,297	$5,867
Depreciation, amortization and impairment	$115,190	$141,787	$524,023	$438,728
Operating income	$93,010	$30,391	$241,851	$266,262
Operating days – United States	19,281	16,854	74,099	67,157
Operating days – Canada	858	855	2,901	2,761
Total operating days	20,139	17,709	77,000	69,918
Average revenue per operating day – United States	$24.22	$22.84	$23.64	$23.72
Average direct operating costs per operating day – United States	$13.81	$13.15	$13.64	$13.59
Average margin per operating day – United States (1)	$10.41	$9.69	$10.00	$10.13
Average rigs operating – United States	210	183	203	184
Average revenue per operating day – Canada	$29.35	$32.43	$30.16	$31.35
Average direct operating costs per operating day – Canada	$18.46	$20.48	$19.37	$20.37
Average margin per operating day – Canada (1)	$10.89	$11.95	$10.79	$10.98
Average rigs operating – Canada	9	9	8	8
Average revenue per operating day – Total	$24.44	$23.30	$23.88	$24.02
Average direct operating costs per operating day – Total	$14.01	$13.51	$13.85	$13.86
Average margin per operating day – Total (1)	$10.43	$9.80	$10.03	$10.17
Average rigs operating – Total	219	192	211	192
Capital expenditures	$224,984	$140,672	$771,593	$504,508
Pressure Pumping:
Revenues	$397,735	$234,177	$1,293,265	$979,166
Direct operating costs	$313,509	$183,757	$1,036,310	$744,243
Margin (2)	$84,226	$50,420	$256,955	$234,923
Selling, general and administrative	$5,463	$4,663	$20,279	$17,695
Depreciation, amortization and impairment	$41,343	$34,199	$147,595	$129,984
Operating income	$37,420	$11,558	$89,081	$87,244
Fracturing jobs	352	324	1,224	1,261
Other jobs	1,087	1,165	4,253	4,800
Total jobs	1,439	1,489	5,477	6,061
Average revenue per fracturing job	$1,069.53	$652.11	$991.89	$705.57
Average revenue per other job	$19.56	$19.65	$18.62	$18.63
Total average revenue per job	$276.40	$157.27	$236.13	$161.55
Total average costs per job	$217.87	$123.41	$189.21	$122.79
Total average margin per job (2)	$58.53	$33.86	$46.92	$38.76
Margin as a percentage of revenues (2)	21.2%	21.5%	19.9%	24.0%
Capital expenditures and acquisitions	$79,257	$28,852	$241,359	$122,782
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$10,059	$10,544	$44,436	$51,583
Revenues – Natural gas and liquids	$1,293	$1,384	$5,760	$5,674
Revenues – Total	$11,352	$11,928	$50,196	$57,257
Direct operating costs	$3,681	$3,171	$13,102	$12,909
Margin (3)	$7,671	$8,757	$37,094	$44,348
Depletion	$5,671	$4,544	$21,697	$20,370
Impairment of oil and natural gas properties	$16,819	$1,454	$20,879	$4,030
Operating income	$(14,819)	$2,759	$(5,482)	$19,948
Capital expenditures	$9,768	$8,320	$36,683	$31,245
Corporate and Other:
Selling, general and administrative	$14,720	$12,570	$53,569	$50,290
Depreciation	$1,134	$1,134	$4,536	$4,357
Net gain on asset disposals	$(7,076)	$(1,098)	$(15,781)	$(3,384)
Capital expenditures	$542	$1,288	$2,706	$3,926
Total capital expenditures	$314,551	$179,132	$1,052,341	$662,461

(1)	For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)	For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Total average margin per job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)	For Oil and Natural Gas Production and Exploration, margin is defined as revenues less direct operating costs and excludes depletion and impairment.

	December 31,	December 31,
Selected Balance Sheet Data (Unaudited):	2014	2013
Cash and cash equivalents	$43,012	$249,509
Current assets	$909,092	$808,650
Current liabilities	$568,404	$354,277
Working capital	$340,688	$454,373
Current portion of long-term debt	$12,500	$10,000
Borrowings under revolving credit facility	$303,000	$—
Other long-term debt	$670,000	$682,500

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net income	$57,583	$16,591	$162,664	$188,009
Income tax expense	41,216	9,475	91,619	108,432
Net interest expense	8,034	6,947	28,846	27,441
Depreciation, depletion, amortization and impairment	180,157	183,118	718,730	597,469

Adjusted EBITDA	$286,990	$216,131	$1,001,859	$921,351

Total revenue	$901,219	$658,772	$3,182,291	$2,716,034
Adjusted EBITDA margin	31.8%	32.8%	31.5%	33.9%
Adjusted EBITDA by operating segment:
Contract drilling	$208,200	$172,178	$765,874	$704,990
Pressure pumping	78,763	45,757	236,676	217,228
Oil and natural gas	7,671	8,757	37,094	44,348
Corporate and other	(7,644)	(10,561)	(37,785)	(45,215)

Consolidated Adjusted EBITDA	$286,990	$216,131	$1,001,859	$921,351

(1) Adjusted EBITDA is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We present Adjusted EBITDA (a non-U.S. GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measures of net income or operating cash flow.

PATTERSON-UTI ENERGY, INC.
Impact of Non-Cash Charge and Income Tax Rate
Three Months Ended December 31, 2014
(unaudited, dollars in thousands, except per share amounts)

Income before income taxes — as reported	$98,799
Add back non-cash impairment charge	16,819

Income before income taxes without non-cash impairment charge	$115,618

Tax rate for nine months ended September 30, 2014	32.4%

Pro forma net income without non-cash impairment charge and using 32.4% tax rate	$78,158

Weighted average number of common shares outstanding — diluted	145,593

Pro forma net income per share without non-cash impairment charge and using 32.4% tax rate	$0.53

Net income per share — as reported	$0.39

Pro forma impact on net income per share of non-cash charge and 41.7% tax rate	$0.14